Exhibit (a)(1)(E)

NEW YORK COMMUNITY BANCORP, INC.

OFFER TO EXCHANGE

Common Shares of New York Community Bancorp, Inc. for

any and all outstanding Bifurcated Option Note Unit SecuritiESSM (BONUSESSM)

of New York Community Bancorp, Inc.

Dated July 29, 2009

The Exchange Offer will expire at 11:59 p.m., New York City time, on August 25, 2009 (unless extended or earlier terminated).

To:	BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES:

New York Community Bancorp, Inc. (the “Company”), a Delaware corporation, is offering to exchange any and all of its 5,498,544 Bifurcated Option Note Unit SecuritiESSM, stated amount $50.00 per unit (the “BONUSESSM units”), comprised of (i) a trust preferred security issued by New York Community Capital Trust V, having a liquidation preference of $50.00 and a distribution rate of 6% per annum on the stated liquidation preference; and (ii) a warrant to purchase 2.4953 common shares of the Company, par value $0.01 per share (the “Common Stock”) at any time prior to May 7, 2051, the exercise price of which is $50.00, for a number of its Common Shares, upon and subject to the terms and conditions set forth in the Offer to Exchange and the Letter of Transmittal (together, the “Offer Documents”).

We are requesting that you contact your clients for whom you hold BONUSESSM units regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold BONUSESSM units registered in your name or in the name of your nominee, or who hold BONUSESSM units registered in their own names, we are enclosing the following documents:

1.	The Exchange Offer dated July 29, 2009;

2.	The Letter of Transmittal (for your use and for the information of your clients);

3.

A form of letter that may be sent to your clients for whose account you hold BONUSESSM units registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	A form of Notice of Withdrawal.

YOUR PROMPT ACTION IS REQUESTED BEFORE THE EXPIRATION DATE.

The Depository Trust Company (“DTC”) participants may tender their BONUSESSM units by (i) validly transmitting their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”) or (ii) completing, signing and dating the Letter of Transmittal according to the instructions set forth in the Offer Documents and delivering the Letter of Transmittal, together with any signature guarantees, and any certificates representing the BONUSESSM units and other required documents to the Exchange Agent at its address set forth in the Letter of Transmittal, all in accordance with the instructions set forth in the Offer Documents.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Exchange Offer and the related documents to the beneficial owners of BONUSESSM units held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of BONUSESSM units pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to BNY Mellon Shareowner Services, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

NEW YORK COMMUNITY BANCORP, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF NEW YORK COMMUNITY BANCORP, INC., THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER DOCUMENTS.

Enclosures